TWIN RIVER ANNOUNCES FIRST QUARTER 2020 RESULTS
Providence, Rhode Island - May 13, 2020 - Twin River Worldwide Holdings, Inc. (NYSE: TRWH) (the “Company” or “Twin River”) today reported financial results for the first quarter ended March 31, 2020.

First Quarter 2020 and Recent Highlights

•Full quarter results impacted by mandated shut-down of property operations in mid-March
•Signs of moderation and recovery at Twin River Lincoln continued prior to its mandated shut-down
•Successful efforts to improve liquidity and reduce costs enabled the Company to focus on long-term
•Continued execution on diversification strategy with recently announced acquisitions
•Closed $275 million of new debt financing to enhance liquidity and support strategic growth opportunities

George Papanier, President and Chief Executive Officer, said "During these times, our highest priority is the health and safety of our team members, customers and communities. We continue to support the actions taken by state and local officials to help slow the spread of COVID-19, including the temporary closure of our properties, and continue to look to provide assistance wherever possible."

"Our Company started the year strong, reporting year-over-year revenue growth of over 23% in the first two months of the quarter,” Mr. Papanier continued. “While our full quarter results were meaningfully impacted by the closure of our properties in March, we have taken broad-based actions to reduce expenses and enhance liquidity. Our leadership team has also remained hard at work executing on key strategic growth initiatives, including our recently announced deal to acquire three casinos from Eldorado and Caesars to further expand our geographic diversity and enhance our financial profile. Despite near-term uncertainties, we are confident that our strong balance sheet, liquidity and long-term strategic planning will enable us to emerge from this crisis in an even better position.”

Managing through COVID-19

In response to the COVID-19 pandemic, Twin River quickly implemented a multi-faceted plan with a focus on employee health and safety, long-term strategic positioning and liquidity:

•Prioritizing Employee Health and Safety: Twin River is committed to doing its part to help mitigate the spread of COVID-19. As such, all of the Company’s properties have been temporarily closed since mid-March. During the shutdown period, Twin River has continued health coverage for all team members that have been furloughed. The Company also established a fund to provide financial assistance to employees experiencing significant hardship.

•Positioning the Company for Long-Term Growth and Profitability: While operations have been interrupted by the pandemic, Twin River has remained opportunistic in executing its expansion and diversification strategy. On April 24, 2020, the Company announced an agreement to acquire Eldorado Shreveport Resort and Casino in Shreveport, Louisiana and the MontBleu Resort Casino & Spa in Lake Tahoe, Nevada from Eldorado Resorts, Inc. for an aggregate purchase price of $155 million, representing a 4.1x Trailing Twelve Months (“TTM”) EBITDA multiple. On the same day, the Company announced an agreement to acquire Bally’s Atlantic City from Caesars Entertainment Corporation and VICI Properties Inc. for $25 million, representing a 2.1x TTM EBITDA multiple.

•Enhancing Liquidity: As of March 31, 2020, Twin River had $361.6 million in cash and cash equivalents, having fully drawn on its $250 million revolving credit facility during the first quarter. As previously announced, on May 11, 2020, the Company increased its term loan by $275 million under its existing credit agreement and repaid the full $250 million it had outstanding under its revolving credit facility. Proforma for the additional $275 million of financing, the concurrent repayment of the full $250M balance on its revolver, and factoring in fees and expenses paid at closing, the Company had cash on hand of more than $370 million as of March 31, 2020 and full availability, subject to the terms of the applicable agreement, of the $250 million under the revolver, for a total liquidity in excess of $620 million. Proforma for the effect of all previously announced acquisitions, the Company's liquidity is over $210 million. The Company has no substantial debt maturities before 2024. The previously announced acquisitions are expected to close in a measured sequence over the next year.

•Planning For Re-openings: Twin River is in the process of establishing a prudent, multi-phased approach to re-open its facilities. The plan will include, among other things, screening of team members and guests upon entrance of the properties, thermal imaging cameras, enforcement of social distancing guidelines, including spacing between VLTs and limited or no table games to start, frequent cleaning and sanitizing protocols for all areas, mask protection, and public awareness signage.

First Quarter 2020 Results

($ in thousands, except for percentages)

	Two Months Ended			Month Ended			Three Months Ended
	February 29, 2020	February 28, 2019	Change	March 31, 2020	March 31, 2019	Change	March 31, 2020	March 31, 2019	Change
Revenue	$90,256	$73,160	23.4%	$18,892	$47,471	(60.2)%	$109,148	$120,631	(9.5)%
Operating income (loss)	14,491	17,274	(16.1)%	(17,660)	13,033	(235.5)%	(3,169)	30,307	(110.5)%
Net income (loss)	5,377	9,579	(43.9)%	(14,255)	8,017	(277.8)%	(8,878)	17,596	(150.5)%
Adjusted EBITDA(1)	26,293	24,295	8.2%	(4,232)	19,588	(121.6)%	22,061	43,883	(49.7)%
(1) Refer to tables in this press release for a reconciliation of this non-GAAP financial measures to the most directly comparable measure calculated in accordance with GAAP.

As reflected above, results for the first quarter of 2020 were significantly impacted upon the mandated shut-down of operations in mid-March as a result of COVID-19. Revenue for the first quarter of 2020 decreased 9.5% to $109.1 million from $120.6 million in the first quarter of 2019. Net loss for the first quarter of 2020 was $8.9 million, a decrease of $26.5 million, or 150.5%, from net income of $17.6 million in the first quarter last year. Adjusted EBITDA for the first quarter of 2020 was $22.1 million, a decrease of $21.8 million, or 49.7%, from $43.9 million in the first quarter 2019.

Prior to the shut-down, results were robust with revenue in the first two months of the year up $17.1 million, or 23.4%, to $90.3 million compared to $73.2 million in the prior year period. While net income during these two months was down $4.2 million, or 43.9%, adjusted EBITDA was up $2.0 million, or 8.2%, year-over-year. At the segment level, the Company saw strong results in the first two months as all properties were up year-over year in both revenue and adjusted EBITDA with the exception of the Company's Twin River Casino Hotel ("Lincoln"). The increases noted include the addition of Dover Downs and the Black Hawk Casinos in the current year period and were partially offset by the impact of new competition at Lincoln, which continued to show signs of moderation and recovery in the first two months of 2020. February 2020 represented the strongest operating contribution at Lincoln since the recent competition opened and the Company believes it was on track to exceed its recovery expectations.

Other Financial Information
Interest expense for the first quarter of 2020 increased $4.3 million to $11.4 million as, on May 10, 2019, Twin River entered into a new credit facility and issued $400 million aggregate principal amount of senior notes. Interest expense also reflected the increased borrowings resulting from our decision on March 16, 2020 to draw down the full balance of our revolving credit facility.

As a result of the current and expected future economic and market conditions surrounding the COVID-19 pandemic, the Company performed a goodwill and intangible impairment analysis during the first quarter of 2020 which resulted in a total impairment charge of $8.7 million related entirely to its Black Hawk Casinos reporting unit.
Twin River recorded a tax benefit of $5.7 million in the first quarter of 2020 as compared to tax expense of $5.7 million in the prior year period. The change year-over-year was driven by a reduction in pre-tax book income and the impact of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") on the federal rate applied during 2020. In addition, the net effect for discrete items in the quarter, including the impact of the CARES Act on timing items, the impairment of goodwill and intangible assets, the vesting of restricted stock and a gain on insurance recoveries, increased the overall tax benefit in the quarter.

Outstanding indebtedness at the end of the first quarter of 2020, before the impact of $12.5 million of unamortized deferred financing fees and $1.9 million of unamortized original issue discount, totaled $947.8 million, inclusive of the $250 million borrowed under the revolving credit facility.

During the first quarter of 2020, Twin River paid a cash dividend of $0.10 per share of common stock on March 20, 2020, declared on February 24, 2020, for an aggregate $3.2 million and repurchased 1.6 million shares of the Company's common stock for approximately $29.7 million under the previously announced capital return program. As of March 31, 2020, the Company had approximately $86.9 million available for use under its capital return program. As a result of the previously announced amendment to the credit facility to provide financial covenant relief, the Company has suspended future dividend payments and share repurchases.

2020 Guidance

The Company expects that the COVID-19 pandemic will continue to negatively impact its results until its properties are allowed to re-open in full to the public and its guests return to pre-pandemic activities, which is indeterminable at this time as it is dependent on the severity of the pandemic, the duration of the mandatory shut down period, customer responses when its properties re-open and the challenges and uncertainty concerning the global economy. Given the uncertain impact of COVID-19 pandemic, the Company believes it is prudent to withdraw its 2020 full year guidance provided on March 3, 2020.

The Company has a plan to reduce its operating cash burn rate to approximately $3 million per month in preparation for a long-term shut down. As some states and local governments have initiated plans to re-open non-essential businesses, it is possible the Company may not need to institute such cash savings plans at the end of May. The addition of our previously announced acquisitions would add incremental cost to our operating cash burn rate. In either case, the Company believes it has sufficient liquidity in the unlikely event that our properties remain closed in excess of 18 months.

The Company notes that as it begins to re-open properties, it will incur incremental start-up costs that will temporarily increase its operating cash burn rate.

Reconciliation of GAAP Measures to Non-GAAP Measures
To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this earnings release non-GAAP financial measures for Adjusted EBITDA, Adjusted EBITDA margin, gross gaming revenue and adjusted earnings per diluted share, which exclude certain items described below. The Company believes these measures represent important measures of financial performance that provide useful information that is helpful in understanding the Company’s ongoing operating results. The reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below.

"Adjusted EBITDA" is earnings for the Company, or where noted the Company’s reporting segments, before, in each case, interest expense, net of interest income, provision for income taxes, depreciation and amortization, acquisition, integration and restructuring expense, goodwill and asset impairment, share-based compensation, professional and advisory fees associated with capital return program, credit agreement amendment expenses, gain on insurance recoveries, and certain other gains or losses as well as, when presented for the Company’s reporting segments, an adjustment related to the allocation of corporate cost among segments. Adjusted EBITDA margin is measured as Adjusted EBITDA as a percentage of revenue.

"Gross gaming revenue" represents total gaming revenue adjusted for the State of Rhode Island's and the State of Delaware's shares of net terminal income, table games revenue and other gaming revenue, and is being presented by the Company to reflect the unique structure of the Company’s operations in those states where the state’s share of the Company’s revenues is retained at the gross revenue level rather than through taxes. Management believes that the presentation of gaming revenue on a gross basis allows for comparisons to gross gaming win data provided throughout the gaming industry.

“Adjusted EPS” represents net income applicable to common stockholders per diluted share before acquisition, integration and restructuring expense, credit agreement amendment expenses, gain on insurance recoveries, goodwill and asset impairment charge, and certain other gains or losses.

Management has historically used Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS when evaluating operating performance because the Company believes that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of the Company’s core operating results and as a means to evaluate period-to-period performance. Management also believes that Adjusted EBITDA is a measure that is widely used for evaluating operating performance of companies in our industry and a principal basis for valuing resort and gaming companies like the Company. Management of the Company believes that while certain items excluded from Adjusted EBITDA and Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods presented or they may not relate specifically to current operating trends or be indicative of future results. Neither Adjusted EBITDA nor Adjusted EPS should be construed as an alternative to GAAP net income or GAAP diluted EPS, respectively, as an indicator of the Company’s performance. In addition, Adjusted EBITDA or Adjusted EPS as used by the Company may not be defined in the same manner as other companies in the Company’s industry, and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies.

First Quarter Conference Call
The Company’s first quarter 2020 earnings conference call and audio webcast will be held today, Wednesday, May 13, 2020, at 8:00 AM EDT. To access the conference call, please dial (877) 791-0146 (U.S. toll-free) and reference conference ID number 9293983. The webcast of the call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company’s website at www.twinriverwwholdings.com. An online archive of the webcast will be available on the Company’s website for 120 days. Supplemental materials have also been posted to the Investors section of the website, under Events & Presentations.

About Twin River Worldwide Holdings, Inc.
Twin River Worldwide Holdings, Inc. owns and manages seven casinos, two in Rhode Island, one in Mississippi, one in Delaware, and three casinos as well as a horse racetrack that has 13 authorized OTB licenses in Colorado. Properties include Twin River Casino Hotel (Lincoln, RI), Tiverton Casino Hotel (Tiverton, RI), Hard Rock Hotel & Casino (Biloxi, MS), Dover Downs Hotel & Casino (Dover, DE), Golden Gates Casino (Black Hawk, CO), Golden Gulch Casino (Black Hawk, CO), Mardi Gras Casino (Black Hawk, CO), and Arapahoe Park racetrack (Aurora, CO). Its casinos range in size from 695 slots and 17 table games combined for its Colorado facilities to properties with over 4,100 slots, approximately 125 table games, and 48 stadium gaming positions, along with hotel and resort amenities. Its shares are traded on the New York Stock Exchange under the ticker symbol “TRWH.”

Investor Contact	Media Contact
Steve Capp	Liz Cohen
Executive Vice President and Chief Financial Officer	Kekst CNC
401-475-8564	212-521-4845
InvestorRelations@twinriver.com	Liz.Cohen@kekstcnc.com

Forward-Looking Statements

This communication contains "forward-looking" statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than historical facts, including future financial and operating results and the Company's plans, objectives, expectations and intentions, legal, economic and regulatory conditions are forward-looking statements. Forward-looking statements are sometimes identified by words like "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target" or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) uncertainty surrounding the ongoing COVID-19 pandemic, including uncertainty regarding its extent, duration and impact, the resulting closure and length of closure of Twin Rivers’ properties (all of which are currently closed); (2) the duration of time Twin River’s facilities are required to be closed and the time it will take Twin River to re-open its facilities once it is permitted to do so and the restrictions that will be applicable to its facilities when they are re-opened; (3) the costs to comply with any mandated health requirements associated with the virus; (4) customer responses when Twin River’s facilities are re-opened including the time it takes customers to return to the facilities and the frequency with which they visit Twin River’s facilities; (5) the economic uncertainty and challenges in the economy resulting from the ongoing COVID-19 pandemic, including the resulting reduced levels of discretionary consumer spending; (6) challenges Twin River may face in bringing employees back to work once its facilities are re-opened; (7) unexpected costs, charges or expenses resulting from the recently completed acquisitions; (8) uncertainty of the expected financial performance of Twin River, including the failure to realize the anticipated benefits of its acquisitions; (9) Twin River’s ability to implement its business strategy; (10) evolving legal, regulatory and tax regimes; (11) the effects of competition that exists in the gaming industry; (12) the actions taken to reduce costs and losses as a result of the COVID-19 pandemic, which could negatively impact guest loyalty and our ability to attract and retain employees; (13) risks associated with increased leverage from Twin River’s proposed acquisitions; (14) the inability or unwillingness of the lenders under our revolving credit facility to fund requests that we may make to borrow amounts under the facility; (15) increased borrowing costs associated with higher levels of borrowing and (16) other risk factors as detailed under Part I. Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the Securities and Exchange Commission on March 13, 2020. The foregoing list of important factors is not exclusive.

Any forward-looking statements speak only as of the date of this communication. Twin River does not undertake any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

TWIN RIVER WORLDWIDE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except share data)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$361,591	$182,581
Restricted cash	—	2,921
Accounts receivable, net	7,455	23,190
Inventory	8,186	7,900
Prepaid expenses and other assets	24,335	28,439
Total current assets	401,567	245,031
Property and equipment, net	546,617	510,436
Right of use assets, net	17,085	17,225
Goodwill, net	133,082	133,082
Intangible assets, net	111,455	110,373
Other assets	5,517	5,740
Total assets	$1,215,323	$1,021,887
Liabilities and Shareholders’ Equity
Current portion of long-term debt	$3,000	$3,000
Current portion of lease obligations	1,040	1,014
Accounts payable	9,434	14,921
Accrued liabilities	65,213	70,849
Total current liabilities	78,687	89,784
Lease obligations, net of current portion	16,049	16,214
Pension benefit obligations	8,451	8,688
Deferred tax liability	9,836	13,790
Long-term debt, net of current portion	930,304	680,601
Other long-term liabilities	977	1,399
Total liabilities	1,044,304	810,476
Commitments and contingencies
Shareholders’ equity:
Common stock, par value $0.01; 100,000,000 shares authorized; 30,594,691 and 41,193,018 shares issued as of March 31, 2020 and December 31, 2019, respectively; 30,594,691 and 32,113,328 shares outstanding as of March 31, 2020 and December 31, 2019, respectively.	306	412
Additional paid-in-capital	139,984	185,544
Treasury stock, at cost, 0 and 9,079,690 shares as of March 31, 2020 and December 31, 2019, respectively.	—	(223,075)
Retained earnings	32,617	250,418
Accumulated other comprehensive loss	(1,888)	(1,888)
Total shareholders’ equity	171,019	211,411
Total liabilities and shareholders’ equity	$1,215,323	$1,021,887

TWIN RIVER WORLDWIDE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenue:
Gaming	$75,836	$90,868
Racing	2,957	2,940
Hotel	7,646	6,305
Food and beverage	15,316	13,511
Other	7,393	7,007
Total revenue	109,148	120,631

Operating costs and expenses:
Gaming	23,213	21,076
Racing	2,407	2,191
Hotel	3,292	2,714
Food and beverage	13,276	11,107
Retail, entertainment and other	1,930	1,326
Advertising, general and administrative	49,609	38,263
Goodwill and asset impairment	8,708	—
Acquisition, integration and restructuring expense	1,786	6,878
Gain on insurance recoveries	(883)	—
Depreciation and amortization	8,979	6,769
Total operating costs and expenses	112,317	90,324
(Loss) income from operations	(3,169)	30,307

Other income (expense):
Interest income	143	13
Interest expense, net of amounts capitalized	(11,516)	(7,051)
Total other expense, net	(11,373)	(7,038)

Income before provision for income taxes	(14,542)	23,269
(Benefit) provision for income taxes	(5,664)	5,673
Net (loss) income	$(8,878)	$17,596

Net (loss) income per share, basic	$(0.28)	$0.46
Weighted average common shares outstanding, basic	31,569	38,248

Net (loss) income per share, diluted	$(0.28)	$0.46
Weighted average common shares outstanding, diluted	31,660	38,367

TWIN RIVER WORLDWIDE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(8,878)	$17,596
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation of property and equipment	7,401	5,402
Amortization of intangible assets	1,578	1,367
Amortization of operating lease right of use assets	256	482
Share-based compensation - equity awards	5,542	151
Amortization of deferred financing costs and discounts on debt	676	692
Bad debt expense	1,277	22
Deferred income taxes	(3,954)	—
Gain on disposal of property and equipment	—	(2)
Goodwill and asset impairment	8,708	—
Changes in operating assets and liabilities:
Accounts receivable	14,400	(3,432)
Inventory	(146)	(278)
Prepaid expenses and other assets	4,949	5,791
Accounts payable	(6,582)	4,789
Accrued liabilities	(7,915)	(7,597)
Net cash provided by operating activities	17,312	24,983
Cash flows from investing activities:
Acquisition of Dover Downs Gaming & Entertainment, Inc., net of cash acquired	—	(9,606)
Acquisition of Black Hawk Casinos, net of cash acquired	(50,451)	—
Capital expenditures, excluding Tiverton Casino Hotel and new hotel at Twin River Casino	(2,999)	(4,212)
Capital expenditures - Tiverton Casino Hotel	—	(1,277)
Capital expenditures - new hotel at Twin River Casino	—	(2,010)
Net cash used in investing activities	(53,450)	(17,105)
Cash flows from financing activities:
Revolver borrowings	250,000	25,000
Term loan repayments	(750)	(1,200)
Stock repurchases	(31,341)	(409)
Payment of shareholder dividends	(3,199)	—
Share redemption for tax withholdings - restricted stock	(2,483)	—
Net cash provided by financing activities	212,227	23,391

Net change in cash and cash equivalents and restricted cash	176,089	31,269
Cash and cash equivalents and restricted cash, beginning of period	185,502	81,431
Cash and cash equivalents and restricted cash, end of period	$361,591	$112,700

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,743	$6,286
Cash paid for income taxes, net of refunds	(165)	—

TWIN RIVER WORLDWIDE HOLDINGS, INC.

Reconciliation of Net Income and Net Income Margin to
Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)

	Three Months Ended March 31,
(in thousands, except percentages)	2020	2019
Revenue	$109,148	$120,631

Net (loss) income	$(8,878)	$17,596
Interest expense, net of interest income	11,373	7,038
Provision for income taxes	(5,664)	5,673
Depreciation and amortization	8,979	6,769
Acquisition, integration and restructuring expense	1,786	6,878
Goodwill and asset impairment	8,708	—
Share-based compensation	5,542	151
Professional and advisory fees associated with capital return program	(16)	—
Credit Agreement amendment expenses (1)	239	335
Gain on insurance recoveries (2)	(883)	—
Other (3)	875	(557)
Adjusted EBITDA	$22,061	$43,883

Net income margin	(8.13)%	14.59%
Adjusted EBITDA margin	20.21%	36.38%

__________________________________
(1) Credit Agreement amendment expenses include costs associated with amendments made to the Company’s Credit Agreement.
(2) Gain related to insurance recovery proceeds received for a damaged roof at the Company’s Arapahoe Park racetrack.
(3) Other includes the following non-recurring items for the applicable periods (i) expenses incurred associated with the Rhode Island State Police investigation into a tenant in the Lincoln property and a former employee of the Company, (ii) expenses incurred associated with the campaign attempting to create an open bid process for the Rhode Island Lottery Contract, and (iii) non-routine legal expenses incurred in connection with certain litigation matters (net of insurance reimbursements).

TWIN RIVER WORLDWIDE HOLDINGS, INC.

Reconciliation of Net Income to Adjusted EBITDA by Month (unaudited)
(in thousands)

	Two Months Ended		Month Ended
	February 29, 2020	February 28, 2019	March 31, 2020	March 31, 2019
Revenue	$90,256	$73,160	$18,892	$47,471

Net income (loss)	$5,377	$9,579	$(14,255)	$8,017
Interest expense, net of interest income	7,350	4,608	4,023	2,430
(Benefit) provision for income taxes	1,763	3,088	(7,427)	2,585
Depreciation and amortization	5,916	4,571	3,063	2,198
Acquisition, integration and restructuring expense	1,203	2,921	583	3,957
Goodwill and asset impairment	—	—	8,708	—
Share-based compensation	4,887	116	655	35
Professional and advisory fees associated with capital return program	(9)	—	(7)	—
Credit Agreement amendment expenses (1)	(29)	—	268	335
Gain on insurance recoveries (1)	(407)	—	(476)	—
Other (1)	242	(588)	633	31
Adjusted EBITDA	$26,293	$24,295	$(4,232)	$19,588
_______________________________
(1)See descriptions of adjustments in the “Reconciliation of Net Income and Net Income Margin to Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)” table above.

TWIN RIVER WORLDWIDE HOLDINGS, INC.

Revenue and Reconciliation of Net Income to
Adjusted EBITDA by Segment (unaudited)
(in thousands)

Three Months Ended March 31, 2020	Rhode Island	Delaware	Biloxi	Other	Total
Revenue	$56,279	$21,086	$25,482	$6,301	$109,148

Net income (loss)	$8,083	$205	$1,408	$(18,574)	$(8,878)
Interest expense, net of interest income	(36)	41	(8)	11,376	11,373
Provision (benefit) for income taxes	2,958	78	378	(9,078)	(5,664)
Depreciation and amortization	4,782	1,454	2,263	480	8,979
Acquisition, integration and restructuring expense	—	20	—	1,766	1,786
Goodwill and asset impairment	—	—	—	8,708	8,708
Share-based compensation	—	—	—	5,542	5,542
Professional and advisory fees associated with capital return program	—	—	—	(16)	(16)
Credit Agreement amendment expenses (1)	—	—	—	239	239
Gain on insurance recoveries (1)	—	—	—	(883)	(883)
Other (1)	—	—	—	875	875
Allocation of corporate costs	2,754	1,032	1,247	(5,033)	—
Adjusted EBITDA	$18,541	$2,830	$5,288	$(4,598)	$22,061
_______________________________
(1)See descriptions of adjustments in the “Reconciliation of Net Income and Net Income Margin to Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)” table above.

Three Months Ended March 31, 2019	Rhode Island	Delaware	Biloxi	Other	Total
Revenue	$86,125	$1,525	$31,032	$1,949	$120,631

Net income	$21,224	$—	$4,277	$(7,905)	$17,596
Interest expense, net of interest income	2,311	—	(4)	4,731	7,038
Provision for income taxes	7,783	—	1,141	(3,251)	5,673
Depreciation and amortization	4,415	—	2,307	47	6,769
Acquisition, integration and restructuring expense	—	—	—	6,878	6,878
Share-based compensation	—	—	—	151	151
Credit Agreement amendment expenses (1)	—	—	—	335	335
Other (1)	—	—	—	(557)	(557)
Allocation of corporate costs	3,649	—	1,315	(4,964)	—
Adjusted EBITDA	$39,382	$—	$9,036	$(4,535)	$43,883
_______________________________
(1)See descriptions of adjustments in the “Reconciliation of Net Income and Net Income Margin to Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)” table above.

TWIN RIVER WORLDWIDE HOLDINGS, INC.

Calculation of Gross Gaming Revenue (unaudited)

	Three Months Ended March 31,
(in thousands, except percentages)	2020	2019	Change
Gaming revenue	$75,836	$90,868	(16.5)%
Adjustment for State of RI’s share of net terminal income, table games revenue and other gaming revenue (1)	81,984	102,656
Adjustment for State of DE’s share of net terminal income, table games revenue and other gaming revenue at Dover Downs (1)	17,838	1,519
Gross gaming revenue	$175,658	$195,043	(9.9)%
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(1)Adjustment made to show gaming revenue on a gross basis consistent with gross gaming win data provided throughout the gaming industry.

Reconciliation of Net Income Per Diluted Share to
Adjusted Net Income Per Diluted Share (unaudited)

	Three Months Ended March 31,
	2020	2019
Net (loss) income per diluted share	$(0.28)	$0.46
Acquisition, integration and restructuring expense	0.06	0.18
Goodwill and asset impairment	0.28	—
Credit Agreement amendment expenses (1)	0.01	0.01
Gain on insurance recoveries (1)	(0.03)	—
Other (1)	0.03	(0.01)
Tax effect of adjustments	(0.13)	(0.04)
Adjusted net (loss) income per diluted share	$(0.07)	$0.59
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Note: Amounts in table may not subtotal due to rounding.
(1)See descriptions of adjustments in the “Reconciliation of Net Income and Net Income Margin to Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)” table above.